EXHIBIT 23.2

Consent of Independent Registered Chartered Accounting Firm

We have issued our report dated May 12, 2006 accompanying the consolidated financial statements and our report dated May 12, 2006 accompanying management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of LML Payment Systems Inc. and subsidiaries on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Forms S-8 No. 333-11404, effective January 31, 2000 and No. 333-49402, effective November 6, 2000.

Vancouver, Canada June 14, 2006	/s/ Grant Thornton LLP Chartered Accountants